FILED #C7650-99

NOV 21 2000 (stamp)
(unitelligible)

                    CERTIFICATE OF AMENDMENT OF ARTICLES
                              OF INCORPORATION

        I, John A. Schaffer, President and Secretary of Deadman's Point, Inc., certify that:

        1. He is the duly elected President and Secretary of Deadman's Point, Inc. Charter No. C7650-1999, a Nevada corporation.

        2. The original Articles were filed in the Office of the Secretary of State on March 30, 1999.

        3. That on November 3, 2000, at a duly noticed meeting of the shareholders of Deadman's Point, Inc., at which all of the members were present, a vote was taken whereby 9,500,000 voted in favor and zero (0) voted against a motion to approve the following amendments to the Articles of Incorporation:

   ARTICLE 1 is amended to read as follows:

   FIRST:  The name of the Company shall be CobraTech International, Inc.
   ------

DATED:  November 10, 2000.


/s/ John A. Schaffer                          /s/ Kathy J. Schaffer
----------------------------------            -------------------------------
John A. Schaffer, President                   Kathy J. Schaffer, Secretary

This instrument was acknowledged       This instrument was acknowledged before
before me on this 10 day of            me on this 10 day of November, 2000, by
November, 2000, by John A. Schaffer.   Kathy J. Schaffer.

/s/ Marilyn J. Ledford                         /s/ Marilyn J. Ledford
----------------------------------            -------------------------------
  (Notary Public Signature)                     (Notary Public Signature)

(STAMP) Marilyn J. Ledford                 (STAMP) Marilyn J. Ledford
        Commission # 1244068                       Commission # 1244068
        Notary Public- California                  Notary Public- California
        San Bernardino County                      San Bernardino County
        My Comm. Expires Dec 25, 2000              My Comm. Expires Dec 25, 2000